Exhibit 99.1

MagneGas Releases 2015 Revenue Guidance for ESSI Acquisition

TAMPA, Fla., Jan. 9, 2015 /PRNewswire/ — MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ:MNGA), a technology company that counts among its inventions a patented process that converts liquid waste into a hydrogen-based fuel, announced today that it has set the 2015 projected gross revenue estimates for its wholly owned subsidiary Equipment Sales and Services, Inc. ("ESSI") at $2.1 million. In addition, preliminary gross revenue estimates from November 2014 through December of 2014 are $371,147, which indicates a 14.2% increase over the same period in 2013.

MagneGas purchased ESSI on October 27, 2014. Unaudited gross revenue was $371,147 in November and December of 2014 versus $324,930 for the same period 2013. The Company believes revenue is up due to a combination of aggressive marketing, the integration of MagneGas fuel sales into the ESSI operation and the Company's being more responsive to customers than the competition. The Company owns 100% of the outstanding ESSI company stock, therefore all revenue will be recognized by MagneGas Corporation. The Company conservatively estimates 2015 revenue from the ESSI operation, excluding other MagneGas sales activities, to be $2.1 million for 2015.

"We are pleased to announce the successful integration of the ESSI acquisition into the MagneGas family. We believe a 14% increase in sales year over year is significant for the industrial gas industry and we are confident that trend will continue into 2015. This purchase is providing a springboard to sell MagneGas® 2 to a wider audience of customers around the Tampa Bay area, while allowing the Company to establish a recurring revenue base," stated Ermanno Santilli, CEO of MagneGas Corporation. "The purchase of ESSI has successfully provided us with expertise, assets, and a physical presence to focus our sales efforts in the greater Tampa Bay area and customer response has been positive."

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

About MagneGas Corporation

Founded in 2007, Tampa-based MagneGas Corporation (NASDAQ:MNGA) is a technology Company that counts among its inventions, a patented process that converts liquid waste into hydrogen based fuels. The Company currently sells MagneGas® into the metal working market as a replacement to acetylene. It is also selling equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at www.MagneGas.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. Risk factors are detailed in the Company's Form S-3 filed with the SEC on November 26, 2014, which is available at http://www.sec.gov.